Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF IRHYTHM TECHNOLOGIES, INC.
Kevin King certifies that:
1.He is the Chief Executive Officer of iRhythm Technologies, Inc., a Delaware corporation (the “Corporation”).
2.The name of the Corporation is iRhythm Technologies, Inc., and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on September 14, 2006.
3.This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors and by the required vote of stockholders in accordance with Section 228 and Section 242 of the Delaware General Corporation Law.
4.Article V of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended, restated and replaced in its entirety to read as follows:

5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2 Number of Directors; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors shall be fixed solely by resolution of the Board of Directors.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, effective upon the closing date (the “Effective Date”) of the initial sale of shares of common stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, the directors of the Corporation were divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Notwithstanding the foregoing, at the 2021 annual meeting of the stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2022 annual meeting of the stockholders; at the 2022 annual meeting of the stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2023 annual meeting of the stockholders; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of the stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified and, commencing with the 2023 annual meeting of the stockholders, the classification of the Board of Directors shall cease.

(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(d) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

5.3 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office in the manner provided in Section 141(k) of the DGCL.

5.4 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship

Exhibit 3.1

shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.
(Signature Page Follows)

Exhibit 3.1

IN WITNESS WHEREOF, iRhythm Technologies, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by Kevin King, a duly authorized officer of the Corporation, on June 22, 2020.

By: /s/ Kevin King
Kevin King President and Chief Executive Officer